Exhibit 10.1

The PMI Group, Inc. Board of Directors

Summary of Compensation Arrangements Applicable to Directors

Effective May 18, 2007

Directors who are employees of The PMI Group, Inc. (“PMI”) or its subsidiaries do not receive additional compensation for their services as directors. The compensation and benefits program for non-employee directors of PMI is as follows:

Annual retainer fees for non-employee directors are: Board members - $60,000; Chair of the Audit Committee - $15,000; members of the Audit Committee - $10,000; Chairs of Compensation, Governance and Nominating and Investment and Finance Committees - $10,000; Presiding Director - $15,000; and members of the Financial Guaranty Oversight Committee - $70,000. Annual retainer fees are paid quarterly.

Under PMI’s 2005 Directors’ Deferred Compensation Plan, each non-employee director may defer receipt of his or her cash retainer fees. All amounts deferred are deemed to be invested in phantom shares of PMI common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of PMI common stock, including reinvestment of any dividends. Phantom shares of PMI common stock will be paid in cash at the payment dates selected by the director in conformity with the Plan.

Non-employee directors also receive quarterly, automatic, non-discretionary stock unit grants. Each quarterly grant consists of that number of stock units which, when multiplied by the market price per share of PMI common stock on the date of the award, equals $25,000. The stock units vest upon the earlier of cessation of Board service due to retirement, death, disability, resignation or non-reelection to the Board, or the fifth anniversary of the award date and, upon exercise, are payable in shares of PMI common stock. In addition, a non-employee director may elect to defer the payout of his or her stock units in accordance with the PMI Equity Incentive Plan.

All directors have entered into indemnification agreements with PMI, pursuant to which PMI is obligated to provide defense and indemnification, including advancement of expenses, in the event that certain claims are asserted against the covered individuals. PMI also provides directors’ and officers’ liability insurance for its directors. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings and their spouses’ attendance at PMI’s annual off-site meeting of the Board of Directors.